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                         Amendments to the By-Laws of
                      EDO Corporation duly adopted by the
                     Board of Directors of EDO Corporation


The following sections have been amended and are restated to read as follows:

Section 1.01 Annual Meetings. The annual meeting of shareholders for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of New York, on the fourth Tuesday in April in each year or as the Board of Directors may from time to time otherwise determine.

Section 1.05 Quorum. Except as otherwise provided by law and subject to the provisions of Section 1.07 and Section 6.02(b), the presence in person or by proxy of the holders of record of a majority of the votes of shares entitled to vote at any meeting of shareholders shall constitute a quorum for the transaction of business at such meeting. When a quorum is once present to organize a meeting, the subsequent withdrawal of any shareholders shall not be deemed to break the quorum. [Sec. 608]

Section 1.07 Voting:

(a) At each meeting of shareholders, each holder of record of common shares entitled to vote at such meeting shall be entitled to one vote for each such common share standing in his name on the books of the Company on the record date as determined pursuant to Section 1.09. [Sec. 612]

(b) At each meeting of shareholders, each holder of record of preferred shares entitled to vote at such meeting shall be entitled to such number of votes as may be specified in the Certificate of Incorporation. [Sec. 612]

(c) Except as at the time otherwise expressly required by statute, by the Certificate of Incorporation of the Company or by Section 1.06 (regarding appointment of Inspectors), Section 2.02 (regarding election of directors) or
Section 2.07 (regarding removal of directors), all corporate action to be taken by vote of the shareholders shall be authorized by a majority of the votes cast by the holders of shares entitled to vote thereon at a meeting of the shareholders at which a quorum is present. Treasury sha res and shares held by any other corporation (if a majority of the shares entitled to vote in the election of directors of such other corporation is held by the Company) shall not be shares entitled to vote or to be counted in determining the total number of outstanding shares. [Sec. 614]

Section 1.09 Record Date. The Board of Directors may fix, in advance, a date as the record date for determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting. Such date shall be not more than 60 nor less than 10 days before the date of such meeting. [Sec. 604]

I hereby certify that the above amended and restated sections of the By-Laws of EDO Corporation have been duly adopted by the Board of Directors of Edo Corporation and are effective as of this 23rd day of February 2000.

                                            s/ Marvin D. Genzer
                                            -------------------------------
                                               Marvin D. Genzer, Secretary